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                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF HUGHES & LUCE, L.L.P.]

                               November 14, 1997

       214/939-5500

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204

Ladies and Gentlemen:

    We have acted as counsel for Affiliated Computer Services, Inc., a Delaware corporation ("PARENT"), and you have requested our opinion with respect to certain federal income tax matters in connection with the merger (the "MERGER") of ACS Acquisition Corp., a Maryland corporation ("MERGER SUB") with and into Computer Data Systems, Inc., a Maryland corporation ("COMPANY") described in the Joint Proxy Statement/Prospectus of Parent and Company filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the "PROXY STATEMENT"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement.

    In rendering this opinion, we have examined executed originals, counterparts or copies identified to our satisfaction as being true copies of the Proxy Statement, the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of September 20, 1997, among Parent, Merger Sub, and Company, and each of the other documents and agreements specifically referenced in both the Merger Agreement and the Proxy Statement (collectively, the "REORGANIZATION DOCUMENTS"). In addition, we have relied upon certain representations made by officers and employees of Parent and of Company, including those contained in the Merger Agreement. Where such representations are made to the best knowledge and belief of the person making such representations, we have assumed the facts to be as so represented. Our opinion is conditioned on the initial and continuing accuracy of the statements, representations, and covenants referred to above, and we have not independently verified the accuracy or completeness of such statements, representations, and covenants.

    In rendering this opinion, we are also relying upon the following assumptions and their continued accuracy as of the date of Closing:

     1. There is no plan or intention by the stockholders of Company who own 5 percent or more of the Company Common Stock, and to the best of the knowledge of the management of Company, there is no plan or intention on the part of the remaining stockholders of Company to sell, exchange, or otherwise dispose of, to reduce the risk of loss by short sale or otherwise, to enter into any contract or arrangement with respect to, or to consent to the sale, exchange or other disposition of a number of shares of Parent Class A Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Class A Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of the formerly outstanding stock of Company immediately prior to the Merger.

     2. Following the Effective Time, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the
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Affiliated Computer Services, Inc.
November 14, 1997
Page 2

fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Effective Time.

     3. Company has no plan or intention to issue additional shares of its Common Stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

     4. Parent has no plan or intention to reacquire any of its Class A Common Stock issued in the transaction.

     5. Parent has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of any of the Company Common Stock acquired in the transaction, except for transfers described in Section 368(a)(2)(C) of the Code; or to cause Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company.

     6. Merger Sub will have no liabilities assumed by Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

     7. Following the transaction, Company will continue its historic business or use a significant portion of its historic business assets in a business.

     8. Parent, Merger Sub, Company, and the stockholders of Company will pay their respective expenses, if any, incurred in connection with the transaction.

     9. There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

    10. At the Effective Time, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in target that, if exercised or converted, would affect Parent's acquisition of "control" of Company, as defined in Section 368(c) of the Code.

    11. Parent does not own, nor has it owned during the past five years, any shares of the stock of Company.

    12. No two parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    13. On the date of the transaction, the fair market value of the assets of Company will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

    14. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    15. The payment of cash in lieu of fractional shares of Parent Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

    Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that for U.S. Federal income tax purposes,

    (1) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;

    (2) Parent, Merger Sub and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

    (3) Parent, Merger Sub and Company will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.
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Affiliated Computer Services, Inc.
November 14, 1997
Page 3

    The foregoing opinions are subject to the following additional assumptions, qualifications, and limitations:

    (a) We have assumed: (i) that each transaction contemplated by the Reorganization Documents will be closed in accordance with the terms of such Reorganization Documents without modification or waiver; (ii) that the Reorganization Documents constitute the only Reorganization Documents containing the substantive terms of such transactions; and (iii) that the Reorganization Documents have been duly authorized, executed and delivered by all the parties thereto and are valid and legally enforceable obligations of each of the parties thereto.

    (b) This opinion is based upon present Federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change.

    (c) This opinion letter is solely for your information and benefit and is not to be quoted or referred to in whole or in part by any other person without our prior written consent.

    (d) This opinion letter is limited to the matters stated herein as of the date hereof. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Proposed Merger and Related Transactions--Certain Federal Income Tax Consequences" in the Proxy Statement.

                                          Very truly yours,

                                          /s/ Hughes & Luce, L.L.P.